UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐                            Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to Section 240.14a-12

TEXAS INDUSTRIES, INC.

(Name of Registrant as Specified in Its Charter)

SHAMROCK ACTIVIST VALUE FUND, L.P.

SHAMROCK ACTIVIST VALUE FUND IV, L.P.

STANLEY P. GOLD

DENNIS A. JOHNSON

SHAMROCK ACTIVIST VALUE FUND GP, L.L.C.

SHAMROCK PARTNERS ACTIVIST VALUE FUND, L.L.C.

MARJORIE L. BOWEN

GARY L. PECHOTA

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount previously paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

On July 15, 2009, Shamrock Activist Value Fund, L.P. issued the following press release:

FOR IMMEDIATE RELEASE

Shamrock Activist Value Fund, L.P.

4444 Lakeside Drive, Burbank, CA 91505

Contact:            Clifford A. Miller (cmiller@shamrock.com)

(818) 973-4297

-or-

Sitrick And Company

Michael Sitrick (mike_sitrick@sitrick.com)

Aaron Curtiss (aaron_curtiss@sitrick.com)

(310) 788-2850

Shamrock Activist Value Fund Says Fourth-Quarter Loss at

Texas Industries, Inc. Demonstrates Need for Change

BURBANK, Calif. (July 15, 2009) – Shamrock Activist Value Fund, L.P., which last month launched a bid for three seats on the Board of Directors of Texas Industries, Inc. (NYSE: TXI) said today that the cement maker’s disappointing fourth-quarter and full year May 31, 2009 results validate the need for change at the company.

“TXI’s quarterly loss demonstrates the need for new directors committed to providing the necessary oversight and holding management accountable for poor performance” said Dennis A. Johnson of the Shamrock Activist Value Fund. “That is why we are nominating three new directors for election to the board at the 2009 annual meeting of shareholders. As a major shareholder of the company, we believe our interests are aligned with those of the shareholder base at large: namely, to hold management accountable and to increase shareholder value.”

On June 29, 2009, Shamrock Activist Value Fund, L.P., which together with its parallel fund Shamrock Activist Value Fund IV, L.P. (collectively, Shamrock Activist Value Fund) owns approximately 10.2% of TXI’s stock, announced its intent to nominate three highly-qualified and independent candidates for election to TXI’s Board of Directors. Shamrock Activist Value Fund believes these candidates bring much-needed expertise in industry, finance and capital markets and corporate governance, and are committed to enhancing value for all shareholders.

The nominees are:

•

Marjorie L. Bowen, a former Managing Director of Houlihan Lokey Howard & Zukin, where she also served as National Director of the firm’s fairness opinion practice and was one of five members of the firm’s Financial Advisory Services Committee, which is responsible for managing the firm’s Financial Advisory Services practice;

•	Dennis A. Johnson, CFA, a Managing Director of Shamrock Capital Advisors and a member of the Securities and Exchange Commission Investor Advisory Committee;
•

Gary L. Pechota, CEO of DT-Trak Consulting, Inc., a member of the Board of Directors of Insteel Industries, Inc. (Nasdaq: IIIN) and Black Hills Corporation (NYSE: BKH), the former CEO of Giant Cement Holding, Inc., and former Chief of Staff of the National Indian Gaming Commission.

Shamrock Activist Value Fund is one of five separate investment funds managed by Shamrock Capital Advisors, Inc., a subsidiary of Shamrock Holdings, Inc., the investment vehicle of the Roy E. Disney family. Shamrock Capital Advisors has an aggregate of $1.8 billion under management within these five funds.

Shamrock Activist Value Fund intends to file a proxy statement and related materials with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies to elect Shamrock Activist Value Fund, L.P.’s nominees to the Board of Directors of Texas Industries, Inc. at the 2009 Annual Meeting of Shareholders (the “2009 Annual Meeting”). The Shamrock Activist Value Fund urges all Texas Industries shareholders to read the Shamrock Activist Value Fund’s proxy statement and other publicly-filed proxy materials as they become available, because they will contain important information.

The Shamrock Activist Value Fund, Marjorie L. Bowen, Dennis A. Johnson, Gary L. Pechota, Stanley P. Gold, Shamrock Activist Value Fund GP, L.L.C. and Shamrock Partners Activist Value Fund, L.L.C. are participants (collectively, the “Participants”) in the solicitation of proxies for use at the 2009 Annual Meeting. Information regarding the Participants is contained in the Shamrock Activist Value Fund’s Soliciting Materials filed pursuant to Rule 14a-12 in connection with the proposed solicitation (the “14a-12 Filings”) and in its filings on Schedule 13D relating to its investment in Texas Industries, Inc. (the “13D Filings”). Information regarding the Participants also will be included in the Shamrock Activist Value Fund’s proxy materials for the 2009 Annual Meeting. The 14a-12 Filings, 13D Filings and all proxy materials filed by the Shamrock Activist Value Fund with the SEC will be available without charge at the SEC’s website at www.sec.gov. In addition, the Shamrock Activist Value Fund will provide copies of its definitive proxy materials for the 2009 Annual Meeting without charge upon request. Except as disclosed in the 14a-12 Filings and 13D Filings, none of the Participants has a direct or indirect interest, by security holdings or otherwise, in the matters subject to the Shamrock Activist Value Fund’s proxy solicitation.

###